SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report(Date of earliest event reported):  January 4, 2008

ENTERTAINMENT DISTRIBUTIONCOMPANY, INC.
(Exact name of registrant as specified in its charter)

DELAWARE	0-15761	98-0085742
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

825 8th Avenue, 23rdFloor
New York, New York10019
(Address of Principal
Executive Offices)

(212) 333-8400
(Registrant’s telephone number, including area code)

Glenayre Technologies, Inc.
(Former name or former address, if changed since last report)

Check the appropriate box below ifthe Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuantto Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d- 2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01.Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing

On January 4, 2008, Entertainment Distribution Company, Inc. (the “Company”) received notification from Nasdaq that it is not in compliance with the minimum bid price requirement for continued listing set forth in Nasdaq Marketplace Rule 4450(a)(5) (the “Minimum Bid Price Rule”). Under the Nasdaq rules, a company is not in compliance with the Minimum Bid Price Rule and will be issued this notice if its closing bid price has been less than $1.00 per share for 30 consecutive trading days.

According to the Nasdaq notice, the Company has 180 calendar days, or until July 2, 2008, to regain compliance. If, at any time before July 2, 2008, the bid price of the Company's stock closes at $1.00 per share or more for a minimum of ten consecutive business days, Nasdaq staff will provide written notification that the Company is again in compliance with the Minimum Bid Price Rule. If the Company does not achieve compliance within the required period, the Nasdaq staff will provide written notification that the Company's securities will be delisted. In that event and at that time, the Company may appeal the Nasdaq staff delisting determination to a Nasdaq Listing Qualifications Panel.

Alternatively, the Company can apply to transfer its securities to The Nasdaq Capital Market if it satisfies the requirements for initial inclusion set forth in Marketplace Rule 4310(c), other than the bid price requirement, either during the first 180 day period or after July 2, 2008. If the Company’s application is approved, the Company will be afforded the remainder of a second 180 calendar day compliance period in order to regain compliance with the Minimum Bid Price Rule.

A copy of the press release with respect to this matter is attached as Exhibit 99.1 hereto and is incorporated herein by reference.

Item 9.01.  Financial Statements and Exhibits.

(d)            Exhibits

99.1            Company News Release dated January 7, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENTERTAINMENT DISTRIBUTION COMPANY, INC.

Date: January 7, 2008	By:	/s/ Jordan M. Copland
Jordan M. Copland
Interim Chief Executive Officer and Chief Financial Officer